Exhibit 2.1

THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES.

ASSET PURCHASE AGREEMENT

between

EMCORE Corporation,

ORTEL LLC and PHOTONICS FOUNDRIES, INC.

Dated as of October 11, 2023

TABLE OF CONTENTS

ANNEX

ANNEX A	Excluded Products

EXHIBITS

EXHIBIT A	Assignment and Assumption Agreement

EXHIBIT B	Bill of Sale

EXHIBIT C	Chip Purchase Order

EXHIBIT D	IP License to Seller

EXHIBIT E	IP Assignment Agreement

EXHIBIT F	Transition Services Agreement

EXHIBIT G	Fastrain Deed of Novation

EXHIBIT H	Limited Guarantee

EXHIBIT I	Sublease Acknowledgement

EXHIBIT J	Sublease Agreement

EXHIBIT K	EMCORE Hong Kong Instrument of Transfer

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of the 11th day of October, 2023 by and between EMCORE Corporation, a New Jersey corporation (“Seller”), Ortel LLC, a Delaware limited liability company (“Buyer”), and Photonics Foundries, Inc., a Delaware corporation (“Parent”). Each of Seller and Buyer are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller currently owns and operates, directly and through direct and indirect Controlled Affiliates, the Businesses (as defined herein); and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined herein), and Buyer desires to assume the Assumed Liabilities (as defined herein), as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS; REFERENCES

Section 1.1            Specific Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them below:

“Acquired Subsidiaries” shall have the meaning set forth in Section 2.1(l).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. “Controlled Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlled by (same meaning as the foregoing sentence) such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Agreement and the Disclosure Schedules.

“Amendment to Manufacturing Agreement” shall mean the Amendment to Manufacturing Agreement among Buyer and each of the Fastrain Parties dated on or about the date of this Agreement.

“Ancillary Agreements” shall mean the Assignment and Assumption Agreement, Bill of Sale, the Transition Services Agreement, the IP Assignment Agreement, the IP License to Seller, the Fastrain Deed of Novation, the Limited Guarantee, the Chip Purchase Order, the Sublease Agreement, and the Sublease Acknowledgement.

“Assigned Contract” shall have the meaning set forth in Section 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement between Buyer and Seller, attached hereto as Exhibit A.

“Bankruptcy Exceptions” shall have the meaning set forth in Section 3.1.

“Bill of Sale” means the Bill of Sale between Buyer and Seller, attached hereto as Exhibit B.

“Businesses” shall mean (i) the Defense Optoelectronics business operated by Seller, (ii) the Cable TV “Cobra” business operated by Seller, (iii) the DAS antenna business operated by Seller, (iv) the 1782, 1790 and 1995 high-power laser business operated by Seller,, in each case, (x) existing as of the Closing and (y) other than (A) any business in connection with the design, manufacture or sale of the Excluded Products, (B) any assets or intellectual property used in, held for use in, or related to Seller’s Inertial Navigation business, (C) any assets or intellectual property related to the Seller’s chip business, including any assets or intellectual property used in, held for use in or related to Seller’s custom “chips” business in which Seller and its Affiliates sell custom chips as a stand-alone product to customers.

“Business Confidential Information” shall mean any confidential, non-public information of the Businesses contained in the Assigned Contracts or other documents or materials included in the Purchased Assets, in each instance to the extent specifically and exclusively related to the Businesses, the Purchased Assets and the Assumed Liabilities.

“Business Day” shall mean any day other than a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

“Business Employee” shall mean each individual who is an employee of Seller and who is primarily engaged in a Business, each as identified on Section 3.19(a) of the Disclosure Schedule. For the avoidance of doubt, “Business Employee” shall include any individual identified as an “employee” on Section 3.19(a) of the Disclosure Schedule who is absent on the Closing Date because of illness or being on short term or long term disability, workers’ compensation, vacation, parental leave of absence or other absence or leave of absence.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Parties” shall have the meaning set forth in Section 6.2(b).

“Chip Purchase Order” shall mean the binding and irrevocable purchase order issued by Buyer to Seller in an amount equal to [$0] with respect to the purchase of indium phosphide semiconductor chips and other components manufactured by Seller for use in connection with the products of the Businesses, in the form attached hereto as Exhibit C.

“Claim Notice” shall have the meaning set forth in Section 6.3.

“Closing” shall have the meaning set forth in Section 2.6(a).

“Closing Date” shall have the meaning set forth in Section 2.6(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commerce” shall have the meaning set forth in Section 3.24.

“Contract” or “Contracts” shall mean all written contracts, subcontracts, agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Controlled” shall mean, for purposes of Section 3.5, exclusively licensed in a manner that gives Seller any right, or imposes on Seller any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Property Right.

“Copyrighted Works” shall mean all works of authorship that are fixed in a tangible medium, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content, rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, and moral rights and economic rights of others in any of the foregoing.

“Data Breach” shall have the meaning set forth in Section 3.5(e)(ii).

“Data Rooms” shall mean the virtual data rooms titled “Cobra” and “Solitude”, in each case hosted by Datasite LLC on behalf of Seller.

“Disclosure Schedule” shall mean the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” shall mean 12:01 a.m. on the Closing Date.

“EMCORE Hong Kong Instrument of Transfer” means the EMCORE Hong Kong Instrument of Transfer among Buyer, Seller, and EMCORE Hong Kong, Limited, in the form attached hereto as Exhibit K.

“Encumbrances” shall mean all claims, mortgages, deeds of trust, collateral assignments, liens, security interests, charges, pledges, hypothecations, rights of first refusal or first offer, encumbrances, title defects, easements, rights of way, covenants, restrictions or other similar limitations, other than Permitted Encumbrances.

“Equipment Depreciation Obligations” shall have the meaning set forth in Section 5.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 400(b)(1) of ERISA with Seller or (b) which together with Seller is or was treated as a single employer under Section 414(t) of the Code.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Products” means any Seller products related to (i) Seller’s Inertial Navigation business, or (ii) any business operated by Seller related to the design, manufacture or sale of chips, wafers or die, including, without limitation, the items set forth on Annex A attached hereto.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Fastrain Deed of Novation” means the Deed of Novation among Buyer, Seller and each of the Fastrain Parties with respect to the Fastrain Manufacturing Agreement, attached hereto as Exhibit G.

“Fastrain Manufacturing Agreement” shall mean that certain Manufacturing Supply Agreement, dated as of August 9, 2021, by and among (i) the Seller and (ii) the Fastrain Parties.

“Fastrain Parties” shall mean Shenzhen Fastrain Technology Co., Ltd., Hong Kong Fastrain Company Limited and Fastrain Technology Malaysia SDN. BHD.

“Financial Statements” shall have the meaning set forth in Section 3.9(a).

“Fraud” means actual intentional and knowing common law fraud of Seller under the Law of the State of Delaware with respect to the representations and warranties expressly set forth in ARTICLE III of this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, regional, municipal, local, foreign (including the European Union) or other governmental, quasi-governmental, self-regulatory or administrative body, instrumentality, department or agency, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Contract” means any Contract that exists between Seller or any of its Affiliates and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority, or (c) any subcontractor with respect to any party described in clause (a) or (b). A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Indebtedness” shall mean, without duplication, the following as of immediately prior to Closing with respect to any Person: all Liabilities (a) of such Person for the payment or repayment of borrowed money (including the principal amount and the amount of accrued and unpaid interest thereon), (b) evidenced by a credit agreement, note, bond, indenture, securities, debenture or similar instrument, (c) under any interest rate swap agreement, forward rate agreement, interest rate cap, hedging or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (d) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (e) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance (to the extent drawn), note purchase facility or similar instruments, (f) for the deferred purchase price of property or services, including the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (g) for refunds, overpayments, credits or other amounts payable, (h) under any employment agreement or other binding or non-binding compensatory arrangement, or (i) Indebtedness of another Person referred to in clauses (a) through (h) above endorsed or assumed by such Person (excluding for this purpose the amount of all Selling Expenses, only to the extent, and the amount, that would otherwise be included in Indebtedness).

“Indemnified Party” shall mean the party entitled to indemnification pursuant to Article VI.

“Indemnifying Party” shall mean the party required to indemnify another party pursuant to Article VI.

“Intellectual Property Rights” shall mean any and all rights existing now or in the future under patent Law, copyright Law, industrial design rights Law, semiconductor chip or mask work protection Law, moral rights Law, trade secret Law, trademark Law, and any similar rights worldwide, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including Copyrighted Works, Patents and Trademarks.

“Inventory” shall mean all inventory of the Businesses and all associated raw materials, work in process, repair and spare parts, finished products, shipments in transit for which title has passed to Seller as of the Closing, wrapping, labeling, supply and packaging items used or held for use solely in a Business, including any such inventory being held by a Person who is not Seller pursuant to a consignment Contract or a tolling Contract.

“IP Assignment Agreement” shall mean the IP Assignment Agreement between Buyer and Seller, attached hereto as Exhibit E.

“IP License to Seller” shall mean the IP License Agreement between Buyer and Seller attached hereto as Exhibit D.

“IRS” shall mean the United States Internal Revenue Service.

“Last Time Buy” shall mean the Seller’s anticipated shutdown of the Businesses and related last time buy opportunity for products of the Businesses, as announced to the Seller’s customers and suppliers on or about April 24, 2023.

“Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, agency guidance, order, injunction, intergovernmental pact, decree, directive, notice, requirement or official published plan or policy with legal force in any geographical area or over any class of Persons, and any rule of common law.

“Liability” means any debt, obligation, Tax, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed IP Rights” mean any and all Intellectual Property Rights licensed by Seller from a third party that are exclusively used in any Business.

“Licensed Technology Assets” mean any and all Technology Assets licensed by Seller from a third party that are exclusively used in any Business (other than those Technology Assets which are an Excluded Asset).

“Limited Guarantee” means the Limited Guarantee executed by Seller with respect to the obligations set forth in Sections 5.8(a) and 5.8(c) of the Fastrain Manufacturing Agreement, attached hereto as Exhibit H.

“Loss” and “Losses” shall have the meaning set forth in Section 6.2(a).

“Notice Period” shall have the meaning set forth in Section 6.3.

“OFAC” shall have the meaning set forth in Section 3.23.

“Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the Open Source Licenses).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license. For avoidance of doubt, Open Source Licenses include copyleft licenses.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by Seller and related to any Business.

“Patents” shall mean issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

“Permit” means any permit, license, franchise, clearance, order, registration, certificate, variance, authorization, accreditation, qualification, exemption, consent, approval, or similar document or authority that has been issued or granted by a Governmental Authority, and any application for the same.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes and assessments of a Governmental Authority not yet due and payable; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business that were not incurred as a result of a breach or default by Seller or its Affiliates; (c) the terms and conditions of the Assigned Contracts (except to the extent of any Excluded Liabilities); (d) the Assumed Liabilities; and (e) the Encumbrances set forth on Section 1.1(c) of the Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Personal Information” shall mean (a) any information about an individual that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding the individual, and (b) any information included in the definition of “personal information,” “personally identifiable information,” “personal data,” “protected health information,” or a similar term under applicable law.

“Proceeding” shall mean any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, charge, demand, complaint, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority (including a qui tam complaint).

“Purchased Assets” means, collectively, (a) other than Intellectual Property Rights and/or Technology Assets, all assets, properties, rights, interests, permits, claims, and goodwill, wherever situated and of whatever kind and nature, real or personal, whether or not reflected on the books and records of the Seller that are primarily used in, held for use in, or related to any Business and (b) all Intellectual Property Rights and/or Technology Assets exclusively used in, held for use in, or related to any Business, in all cases that are held by Seller or any of its Affiliates, including such assets, properties, rights, interests, permits, claims, and goodwill set forth in Section 2.1, and excluding any assets, properties, rights, interests, permits, claims, and goodwill primarily used in, held for use in, or related to any Excluded Assets.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean (i) all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the SEC by Seller pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and which hereafter shall be filed with or furnished to the SEC and (ii) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Employee Plan” shall mean each plan, program, policy, contract, agreement, fund or other arrangement providing for retirement, deferred compensation, loans, relocation, performance awards, bonus, incentive, stock option, equity or equity-based, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits, whether written or unwritten, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, which is or has previously been sponsored, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any Liabilities, and in which any Business Employee or consultant or independent contractor of any Business primarily engaged in a Business, each as identified on Section 3.18 of the Disclosure Schedule participates, whether or not subject to ERISA.

“Seller Parties” shall have the meaning set forth in Section 6.2(b).

“Seller Trade Names” shall have the meaning set forth in Section 5.12.

“Seller’s Knowledge” shall mean, in the case of Seller, the actual knowledge of Marc Cavagnolo, Tom Minichiello, Ryan Hochgesang and Jeff Rittichier.

“Selling Expenses” means, without duplication, all (a) bonuses and any incentive payments, including all sale, change in control, retention, success, transaction bonus or other payments, payable to employees, managers, agents and consultants of and to Seller or any of its Affiliates as a result of, or in connection with, the negotiation, preparation or consummation of the transactions contemplated by this Agreement and unpaid by Seller or such Affiliate as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto) and (b) severance obligations owed by Seller or any of its Affiliates to current and former employees, agents and consultants of and to Seller or such Affiliate triggered in whole or in part prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto) (excluding for this purpose the amount of all Indebtedness, only to the extent, and the amount, that would otherwise be included in Selling Expenses).

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases and data collections.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Sublease Acknowledgement” shall mean the Acknowledgement of Sublease Agreement between Buyer, Seller and Chestnut2015 LLC in the form attached hereto as Exhibit I.

“Sublease Agreement” means the Sublease Agreement among Buyer and Seller in the form attached hereto as Exhibit J.

“Straddle Period” is any Tax period that includes (but does not end on) the Closing Date.

“Target Products” shall mean the current products and services of Seller primarily developed, manufactured, sold, offered for sale, distributed, hosted, or supported, or proposed as of the Closing to be exclusively developed, manufactured, sold, offered for sale, distributed, hosted, or supported by Seller, in a Business excluding any Excluded Products. For the avoidance of doubt, “Target Products” will include any product provided, or proposed to be provided, to ATX Network Corp. in support of the Prisma II portfolio.

“Tax” or “Taxes” shall mean: (a) any and all United States federal, state, local or foreign taxes, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposts, levies or other assessments by any Governmental Authority, including all net income, gross income, gross receipts, windfall profit, production, capital, sales, use, ad valorem, value added, transfer, excise, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, severance, stamp, environmental, occupation, real property, personal property, escheat, abandoned or unclaimed property, alternative or add-on minimum, estimated, asset, net worth, privilege, intangible, registration, recording, transaction, business, premium, real property, personal property, or other, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Law or Governmental Authority, in each case whether or not disputed, (b) any liability for the payment of any amounts of any of the foregoing types described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts of any of the foregoing types described in clauses (a) and (b) as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any amount of the foregoing types described in clauses (a), (b) and (c) as a successor, transferee or otherwise.

“Tax Returns” shall mean all reports, returns, statements, elections, schedules, claims for refund, and forms filed or sent or required to be filed or sent with respect to Taxes, including any supplement or attachment thereto and any amendment thereof.

“Technology Assets” shall mean all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, customer lists, customer databases, firmware, software (in source and object code form), as well as all documentation relating to any of the foregoing.

“Third Party Claim” shall have the meaning set forth in Section 6.3.

“Trade Secrets” shall mean anything that would constitute a “trade secret” under applicable law, and, including, to the extent maintained as confidential, all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information, and moral and economic rights of authors and inventors in any of the foregoing.

“Trademark” shall mean trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the business associated with each of the foregoing.

“Transfer Taxes” shall have the meaning set forth in Section 2.7(a).

“Transferred Employee” shall have the meaning set forth in Section 5.9(a).

“Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller attached hereto as Exhibit F.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and any similar Law.

Section 1.2            Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3            Other Definitional Provisions; References. The table of contents and the section and other headings and sub-headings contained in this Agreement and the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto. All references to days or months shall be deemed to reference calendar days or months unless otherwise specified. Unless the context otherwise requires, any reference to “Section”, “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive, and the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars” and all amounts required to be paid hereunder shall be paid in United States currency. The phrase “made available” or a phrase of similar import means that the document was posted to one of the Data Rooms or provided to Buyer or its representatives at least one Business Day prior to the execution of this Agreement. English shall be the governing language of this Agreement. References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. “ordinary course of business” means, with respect to any Person, “ordinary course of business consistent with such Person’s past practice”.

ARTICLE II
purchase and sale of assets; assumption of liabilities

Section 2.1            Purchase and Sale of the Businesses. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and shall cause its Affiliates to sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and its Affiliates, as applicable, in each case, free and clear of all Encumbrances, except Permitted Encumbrances, all of Seller’s and it’s Affiliates’ right, title and interest in and to the Purchased Assets, including without limitation, the following:

(a)           (i) all Contracts with customers or suppliers of Seller or its Affiliates that are required for or used primarily in, or arising primarily out of the operation and conduct of, any Business or held primarily for such use and to which Seller or an Affiliate of Seller is a party, including any Contract pursuant to which Seller licenses any Licensed IP Rights or any Licensed Technology Assets, including, without limitation, those Contracts set forth on Section 2.1(a)(i) of the Disclosure Schedule, (ii) all open purchase orders with customers or suppliers of Seller or its Affiliates for supplies, raw materials, packaging, parts and other materials and assets existing as of the Closing to the extent relating to the conduct or operation of any Business including, without limitation, those set forth on Section 2.1(a)(ii) of the Disclosure Schedule, and (iii) open sales orders or other Contracts with customers or suppliers of Seller or its Affiliates for the sale of products or services by any Business with respect to which such products or services have not been delivered as of the Closing including, without limitation, those set forth on Section 2.1(a)(iii) of the Disclosure Schedule (such Contracts, the “Assigned Contracts”), and all rights of Seller and Seller’s Affiliates thereunder except for any rights, causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature of Seller and Seller’s Affiliates with respect to matters arising prior to Closing under such Contracts, purchase orders or sales orders that are not Assumed Liabilities;

(b)          all rights under any restrictive covenant, confidentiality, non-disclosure or invention assignment Contract to the extent related to the operation or protection of any Business, or the use of the Purchased Assets, set forth on Section 2.1(b) of the Disclosure Schedule, following the Closing;

(c)           the Inventory, including, without limitation, as set forth on Section 2.1(c) of the Disclosure Schedule;

(d)          all rights and benefits of the credits, rebates, prepaid expenses, surety accounts and other similar deposits of a Business including, without limitation, as set forth on Section 2.1(d) of the Disclosure Schedule (but excluding, for the avoidance of doubt, any such items that are related to Taxes);

(e)           to the extent transferable, all rights under express or implied warranties and guarantees from suppliers or distributors with respect to the Assigned Contracts;

(f)           all rights to causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature, in each case, primarily related to any Business, Purchased Assets, or Assumed Liabilities, and all rights to proceeds therefrom, excluding, for the avoidance of doubt, any such items that are related to Taxes and any rights, causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature of Seller and Seller’s Affiliates with respect to any matters primarily related to any Business or Purchased Assets arising prior to Closing that are not Assumed Liabilities;

(g)          each Business as a going concern and all goodwill of each Business;

(h)          all tangible property, furniture, machinery, equipment, tools, supplies, and other tangible personal property or similar fixed assets primarily used or held for use in any Business, including, without limitation, as set forth on Section 2.1(h) of the Disclosure Schedule;

(i)            all accounts and notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to Seller or its Affiliates solely with respect to a Business, including, without limitation, as set forth on Section 2.1(i) of the Disclosure Schedule;

(j)           all Permits (to the extent assignable) and building, safety, fire and health approvals, that are primarily used or held for use in the operation of any Business or that are required for the ownership and use of the Purchased Assets, or any waiver of any of the foregoing, including, without limitation, as set forth on Section 2.1(j) of the Disclosure Schedule;

(k)          all telephone numbers, facsimile numbers and email addresses used or held for use in the operation of any Business, including, without limitation, as set forth on Section 2.1(k) of the Disclosure Schedule;

(l)            [reserved]

(m)          [reserved]

(n)          the Owned Intellectual Property set forth on Schedule 2.1(n) of the Disclosure Schedule (the “Transferred Owned Intellectual Property”);

(o)           the Technology Assets set forth on Schedule 2.1(o) of the Disclosure Schedule (the “Transferred Technology Assets”); and

(p)           those assets listed on Section 2.1(p) of the Disclosure Schedule.

Section 2.2            Excluded Assets. Notwithstanding anything herein to the contrary, Seller or its Affiliates, as applicable, shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, assignment or transfer to Buyer hereunder, all assets of Seller not included in the Purchased Assets, which include, without limitation, the following assets (collectively, the “Excluded Assets”):

(a)           the Excluded Products;

(b)           assets not primarily related to or used in the operation of the Business or for the Purchased Assets, including all rights of Seller and Seller’s Affiliates thereunder with respect to any rights, causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature that are not Assumed Liabilities, except as expressly scheduled as a Purchased Asset pursuant to any subsection of Section 2.1 of the Disclosure Schedule and qualifying as a Purchased Asset pursuant to the definition thereof;

(c)           all (i) bank accounts of Seller and (ii) cash and cash equivalents of Seller on hand at the Effective Time, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand at the Effective Time, other than (A) escrow monies and funds held in trust on behalf of Seller or any of its Affiliates solely for the benefit of the Businesses, or (B) security deposits in the possession of landlords, utility companies or other third Persons (including Governmental Authorities) and held on behalf of Seller or any of its Affiliates solely for the benefit of the Businesses;

(d)          (i) any attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business, including in connection with the transactions contemplated by this Agreement; (ii) all documents maintained by legal counsel as a result of representation of Seller or the Business; (iii) all document subject to the attorney-client privilege and work-product protection described in subsection (i); and (iv) all documents maintained by Seller in connection with the transactions contemplated by this Agreement;

(e)          all Contracts that are not Assigned Contracts, including any Contracts with U.R. Holding S.P.A. and its Affiliates, Contracts for software, human resources, benefits and other related Seller business uses, and any restrictive covenant, confidentiality, non-disclosure or invention assignment Contract to which Seller or any of its Affiliates is a party, and all rights of Seller and Seller’s Affiliates thereunder;

(f)           all Seller Employee Plans and trusts or other assets attributable thereto;

(g)          any Permits that do not constitute Purchased Assets;

(h)          the equity securities in any direct or indirect subsidiary of Seller (other than the Acquired Subsidiaries as further set forth in Section 2.9 below), and the corporate books and records of Seller and its direct and indirect subsidiaries (other than the Acquired Subsidiaries as further set forth in Section 2.9 below);

(i)            all insurance policies owned or maintained by Seller or its Affiliates;

(j)            any real property leased or owned by Seller;

(k)           all assets, including any Contracts, used by Seller or its Affiliates in connection with the services to be provided to Buyer pursuant to the Transition Services Agreement; and

(l)            assets or rights listed in Section 2.2(n) of the Disclosure Schedule.

Section 2.3            Assumption of Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Buyer shall assume from Seller or its Affiliates, and shall agree to fully pay, discharge and satisfy when due and perform in accordance with their terms, effective from the Closing, only the obligations of Seller or its Affiliates set forth below, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter (collectively, the “Assumed Liabilities”):

(a)          all obligations of Seller or its Affiliates primarily related to the Business or for the Purchased Assets arising from and after the Effective Time; provided, however, that Buyer will not assume or be responsible for any such Liabilities to be performed prior to the Effective Time (subject to Section 2.3(c)), that primarily relate to the operation of any Business or events or occurrences prior to the Effective Time (subject to Section 2.3(c)), or that primarily arise from breaches of such Assigned Contracts or Permits or defaults under such Assigned Contracts or Permits prior to the Effective Time;

(b)           all liabilities and obligations resulting from actions taken after the Effective Time relating to the Business or the Purchased Assets;

(c)           all accounts and notes payable, unbilled revenues, reimbursable costs and expenses and other claims for money due by Seller or its Affiliates solely with respect to a Business;

(d)          all liabilities and obligations of Seller or any of its Affiliates for servicing warranty claims for Target Products sold prior to the Effective Time;

(e)           all liabilities and obligations of Seller or any of its Affiliates pursuant to the Fastrain Manufacturing Agreement; and

(f)           all severance obligations to employees of Acquired Subsidiaries.

Section 2.4            Excluded Liabilities. Buyer shall not assume or be liable for any Liabilities or obligations of Seller, any of its Affiliates (other than the Acquired Subsidiaries as further set forth in Section 2.9 below) or any predecessor thereof of whatever nature, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, other than the Assumed Liabilities (the “Excluded Liabilities”). The Parties acknowledge and agree that neither Buyer nor any of its Affiliates will be required to assume or retain any Excluded Liabilities.

Section 2.5            Purchase Price.

(a)           As full consideration for the purchase of the Purchased Assets, Buyer shall assume the Assumed Liabilities (the “Purchase Price”).

(b)          The Purchase Price and any other amounts treated as consideration shall be allocated among the Purchased Assets in accordance with their fair market values and Section 1060 of the Code using the methodology set forth in Section 2.5(b) of the Disclosure Schedule for all purposes (including Tax and financial accounting) (the “Allocation Schedule”). Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule unless otherwise required by a determination within the meaning of Section 1313(a) of the Code and shall not otherwise take any position for Tax purposes in a manner inconsistent with the Allocation Schedule unless otherwise required by applicable Law. The Parties agree to notify each other with respect to the initiation of any Proceeding by any Governmental Authority relating to the Allocation Schedule and agree to consult with each other with respect to any such Proceeding by any Governmental Authority.

Section 2.6            Closing; Delivery and Payment.

(a)           Closing Date. Subject to and upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signatures on the date of this Agreement (the “Closing Date”). For accounting and computational purposes, the Closing shall be deemed effective as of the Effective Time.

(b)           Closing Deliveries of Seller. Concurrently with the Closing, Seller shall deliver to Buyer:

(i)              possession of the Purchased Assets (other than the equity interests of the Acquired Subsidiaries as further set forth in Section 2.9 below);

(ii)             the Fastrain Deed of Novation and the other consents set forth on Section 3.3 of the Disclosure Schedule, duly authorized and fully executed by Seller;

(iii)            the duly authorized and fully executed Fastrain Equipment Guaranty;

(iv)            payment in an amount equal to four hundred thirty nine thousand eight hundred ninety four dollars and twenty four cents ($439,894.24) to the Fastrain Parties in accordance with the terms of the Fastrain Deed of Novation and the Fastrain Manufacturing Agreement;

(v)            counterpart signatures to each of the other Ancillary Agreements to which Seller or any of its Affiliates is a party, each duly executed by Seller or such Affiliate;

(vi)            the Allocation Schedule;

(vii)          evidence of payment reasonably acceptable to Buyer, to evidence the satisfaction of amounts invoiced by ELaser and QCM Inc. d/b/a Veris Manufacturing to Seller related to excess and obsolete Inventory and excluding any Inventory acquired in the ordinary course of business;

(viii)         such release and other documentation, in form and substance reasonably acceptable to Buyer, to evidence that any Encumbrances other than Permitted Encumbrances, on the Purchased Assets, are released at or prior to Closing; and

(ix)            a valid IRS Form W-9 or a certificate of non-foreign status duly executed by Seller sworn under penalty of perjury and in form and substance required under Treasury Regulation Section 1.1445-2(b)(2)(iv).

(c)           Closing Deliveries of Buyer. Concurrently with the Closing, Buyer shall deliver to Seller:

(i)              the Fastrain Deed of Novation duly authorized and fully executed by each of Buyer and the Fastrain Parties;

(ii)             evidence of the payment in the amount equal to fifty thousand eight hundred dollars ($50,800) to Seller in connection with amounts previously paid by Seller pursuant to the Fastrain Manufacturing Agreement;

(iii)            the Chip Purchase Order duly authorized and fully executed by Buyer; and

(iv)            counterpart signatures to each of the other Ancillary Agreements to which Buyer is a party, each duly executed by Buyer.

Section 2.7            Taxes and Fees.

(a)          Notwithstanding any provision of this Agreement to the contrary, all sales, use, value added, transfer, stamp, conveyance, documentary, recording and registration Taxes or similar fees or Taxes (together with any interest or penalty, addition to Tax or additional amount but excluding any gains, income or gross receipts Taxes), if any, imposed by any Governmental Authority or Law, in connection with the transfer of the Purchased Assets hereunder or the consummation of the transactions contemplated by this Agreement, or the execution or filing of any instruments in connection therewith (the “Transfer Taxes”) shall one-half by Buyer and one-half by Seller.

(b)           Seller and Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

Section 2.8            Non-Assignability of Purchased Assets.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing. Seller shall use its commercially reasonable efforts after the Closing Date to obtain any consents or waivers from any Persons necessary to authorize, approve or permit the full and complete sale, assignment or transfer of the Purchased Assets and to make effective the transactions contemplated by this Agreement as may be required that are not obtained prior to the Closing Date.

(b)          Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration.

(c)           To the extent that any Purchased Asset, Assumed Liability, or Permit cannot be transferred to Buyer as of the Closing as a result of the circumstances set forth in the first sentence of Section 2.8(a), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset, Assumed Liability or Permit to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully any Assumed Liabilities thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller from and after the Closing Date, to the extent solely related to, or constituting, a Purchased Asset, including in connection with the arrangements under this Section 2.8.

Section 2.9            Acquired Subsidiaries.

(a)          Within forty-five (45) days following the Closing, Buyer or an Affiliate shall, unless otherwise agreed pursuant to Section 2.9(d) below, acquire all of the equity interests of EMCORE Hong Kong, Limited (for clarity, the other Acquired Subsidiaries (as defined below) are subsidiaries of EMCORE Hong Kong, Limited) pursuant to the EMCORE Hong Kong Instrument of Transfer (the “EMCORE Hong Kong Closing”).

(b)          Until the EMCORE Hong Kong Closing, the Acquired Subsidiaries shall continue to operate, including, without limitation, employing its respective employees, in the ordinary course of business consistent with past practices, and subject to the further terms set forth in the Transition Services Agreement.

(c)          Upon the EMCORE Hong Kong Closing, solely with respect to each of EMCORE Hong Kong, Limited, EMCORE Optoelectronics (Beijing) Co., Limited, and Langfang EMCORE Optoelectronics Company Limited (the “Acquired Subsidiaries”), Seller shall transfer to Buyer and Buyer shall acquire from Seller all business records (which shall not include any employment records) of or regarding the Acquired Subsidiaries, including all books, records, ledgers, budgets, files, documents, correspondence, lists (including past, present and prospective customer, supplier and distributor lists and past, present and prospective customer, supplier and distributor information, in whatever form or medium), plats, drawings, photographs, creative materials, advertising and promotional materials, labels, shipping materials, operating instructions, manuals, studies, reports, research and development information and other materials (in whatever form or medium), owned or maintained by the Acquired Subsidiaries or by Seller regarding the Acquired Subsidiaries.

(d)          In the event Buyer and Seller agree, in consultation with their respective tax and legal advisors, that it is advisable to purchase substantially all of the assets of the Acquired Subsidiaries instead of the equity of EMCORE Hong Kong, Limited, then the Parties shall in good faith negotiate and prepare one or more customary asset transfer agreements in order to document such transaction, all within the forty-five (45) day period following the Closing and the Acquired Subsidiaries will not transfer to Buyer.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule and to the extent any representation or warranty would be affected by the Last Time Buy, Seller hereby represents and warrants to Buyer as set forth in this Article III. For purposes of this Article III, all references to “Seller” shall mean Seller and each of the Acquired Subsidiaries.

Section 3.1           Organization and Authority. Seller (a) has been duly incorporated or formed, (b) is validly existing and in good standing (or its equivalent under Law) under the Laws of its jurisdiction of incorporation or formation and is duly qualified to do business and is in good standing in the jurisdictions set forth on Section 3.1 of the Disclosure Schedule, which are the only jurisdictions in which Seller is required to be so qualified with respect to the Businesses except as would not have a material adverse effect on the Purchased Assets or the Business, and (c) has the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Seller has the full power (corporate or otherwise) and authority to enter into this Agreement and the Ancillary Agreements to which Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which Seller is a party has been duly authorized, executed and delivered by Seller, and constitutes a legal, valid, binding and enforceable obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exceptions”), and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated thereby.

Section 3.2            No Conflict. None of (a) the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party, (b) compliance by Seller with the terms and provisions of this Agreement and each such Ancillary Agreement to which Seller is a party, or (c) the consummation of any of the transactions contemplated hereby or thereby, will, with or without the passage of time, the giving of notice, or both, (i) violate any provision of the certificate of incorporation or bylaws or other similar organizational document of Seller, (ii) violate any Law or any injunction, order or decree of any Governmental Authority to which Seller or any of its Affiliates or any of their respective properties is subject or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreement or to exercise any remedy or obtain any relief under any Law, injunction, order or decree of any Governmental Authority, (iii) except as described in Section 3.2 of the Disclosure Schedule, result in a breach of, constitute a default under, give to others any right of termination, first refusal, amendment or cancellation of, or result in the termination or acceleration of any right or obligation under, or a loss of any benefit under, any Purchased Asset, or (iv) result in the creation of any Encumbrance on any of the Purchased Assets. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller.

Section 3.3            Consents. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority or any other Person except as would not, or would not reasonably be expected to have, a material adverse effect on the Businesses or Purchased Assets.

Section 3.4            Indebtedness. Immediately prior to the Closing, there is no outstanding Indebtedness with respect to the Businesses, the Purchased Assets or Assumed Liabilities. Seller has not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver or interim receiver has been appointed in respect of Seller or any of Seller’s undertakings, property or assets and no execution or distress has been levied on any of their undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

Section 3.5            Assets of the Businesses. Seller has good and valid title to the Purchased Assets and a valid leasehold interest in all its leasehold estates included in the Purchased Assets, in each case free and clear of all Encumbrances. The Purchased Assets that are tangible personal property assets: (a) are in good operating condition and repair, subject to normal wear and maintenance and (b) are useable in the regular and ordinary course of business. The Purchased Assets, are sufficient in all material respects to continue to operate each Business as currently conducted and constitute all of the rights of Seller with regards to the Businesses, property and assets necessary in all material respects to conduct the Businesses. Except as set forth on Section 3.5 of the Disclosure Schedule, in the three (3) years prior to the Closing, Seller has not sold, leased, transferred or assigned any assets related to any Business other than dispositions in the ordinary course of business. Nothing in this Section 3.5 shall be deemed to constitute, directly or indirectly, a representation or warranty by Seller with respect to intellectual property matters or any matter contained in Section 3.6.

Section 3.6            Intellectual Property.

(a)           Intellectual Property Rights and Technology Assets.

(i)              Section 3.6(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Licensed Technology Assets and Licensed IP Rights other than: (1) non-exclusive licenses for software made commercially available for less than $100,000 annually, (2) licenses to Open Source Materials, (3) employee or contractor agreements entered into in the ordinary course of business, and (4) nondisclosure agreements entered into in the ordinary course of business. Seller’s rights in Licensed Technology Assets have been granted pursuant to written agreements that are valid, enforceable and sufficient in scope to cover Seller’s use of such Licensed Technology Assets and Licensed IP Rights in the conduct of the Businesses.

(ii)             The Transferred Technology Assets, Transferred Owned Intellectual Property, Licensed Technology Assets, and Licensed IP Rights, comprise all the Technology Assets and Intellectual Property Rights of or licensed to Seller that Seller is currently using for the conduct of the Businesses.

(b)           Owned Intellectual Property.

(i)              Section 3.6(b)(i) of the Disclosure Schedule sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, country of use and date of first use, a complete and correct list of all the following Owned Intellectual Property: (A) Patents, (B) registered Copyrighted Works and applications therefore; (C) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; and (D) Domain Name registrations and applications therefor. All fees associated with maintaining any Owned Intellectual Property required to have been set forth on Section 3.6(b)(i) of the Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Authority and, except as set forth on Section 3.6(b)(i) of the Disclosure Schedule, no such fees are due within the three-month period after the Closing Date. Except as set forth on Section 3.6(b)(i) of the Disclosure Schedule, all of the Owned Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect. All issued Patents, Trademarks and Copyrighted Works are valid and enforceable.

(ii)             Except as set forth on Section 3.6(b)(ii) of the Disclosure Schedule, all of the Owned Intellectual Property Rights are free from (A) any Encumbrances and (B) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to an agreement set forth on Section 3.6(b)(ii) of the Disclosure Schedule, Seller has not licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property Rights against any Person. Seller has the sole right to enforce all of the Owned Intellectual Property.

(iii)            Except as set forth on Section 3.6(b)(iii) of the Disclosure Schedule, all current and former managers, members, officers, employees, consultants, contractors and agents of Seller and any other Person who participated in the creation or contributed to the conception or development of Intellectual Property Rights relating to any Business have assigned to Seller, all of such Person’s right, title and interest in and to such Intellectual Property Rights, including those Intellectual Property Rights (A) embodied in or used in connection with any products produced or contemplated to be produced by or in any Business, (B) used in connection with providing services associated with any Business, or (C) used or useful in the operations of any Business. Except as set forth on Section 3.6(b)(iii) of the Disclosure Schedule and to the Seller’s Knowledge, no manager, officer, member, employee, consultant, contractor, agent or other representative of Seller owns or claims any rights in (nor has any of them made application for) any Intellectual Property Rights owned or used by Seller in any Business.

(iv)            Seller has entered into confidentiality and nondisclosure agreements with all of its managers, members, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of Seller to protect the confidentiality and value of such Trade Secrets, and to the Seller’s Knowledge there has not been any breach by any of the foregoing of any such agreement. Seller uses reasonable measures to maintain the secrecy of all Trade Secrets of Seller.

(c)           Third-Party Intellectual Property Rights.

(i)             The operation of each Business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of such Business and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible property in the possession of Seller, and the possession or use of the Owned Intellectual Property has, does and will not infringe, to the Seller’s Knowledge, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property Right of any other Person nor does or will the operation of any Business constitute unfair competition or deceptive or unfair trade practice. None of the Owned Intellectual Property, to the Seller’s Knowledge, is being infringed or otherwise used or available for use by any Person other than Seller, except pursuant to an agreement listed on Section 3.6(b)(ii) of the Disclosure Schedule.

(ii)            Without limiting Section 3.6(b)(i), to the Seller’s Knowledge, the Target Products have not and do not, infringe or misappropriate any Intellectual Property Rights of a third party under the Law of any applicable jurisdiction.

(iii)           In the six (6) years prior to the Closing Date, Seller has not received any written demand, claim, or notice from any third Person with respect to the operation of any Business alleging infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights under the Law of any applicable jurisdiction, and Seller has not received any other demand, claim or notice alleging any of the foregoing.

(d)          Products.

(i)              To the Seller’s Knowledge, no Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access to or disable or erase software, hardware or data (“Viruses”). Seller has taken commercially reasonable steps to prevent the introduction of Viruses into Target Products. To Seller’s Knowledge, at the time that Seller has delivered Target Products to any Person, none of the Target Products has contained any computer code in any software, firmware, or microcode incorporated in a Target Product (“Product Software”) that is designed to: (A) intentionally harm the operation of such Product Software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (B) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) or (C) permit Seller or any third party to access the Product Software or personal information or intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the Software to cease functioning or to damage or corrupt personal information, data, storage media, programs, equipment or communications.

(ii)             To the Seller’s Knowledge, all material use and distribution of Open Source Software utilized in the Target Products or services is in material compliance with the Open Source Licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements.

(iii)           No Target Products incorporate or has embedded in it any Source Code subject to an Open Source License, “copyleft” license, or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), such that any product or service of Seller is subject to the terms of such Open Source License and requirements that the product or service be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge.

(iv)           None of Seller or any other party acting on behalf of Seller has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code related to any Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Seller or any other party acting on behalf of Seller, including an escrow agent of any Seller Source Code related to any Business. Section 3.6(d)(iv) of the Disclosure Schedule sets forth each Contract under which Seller has deposited, or is or may be required to deposit, with an escrow agent any Source Code owned by Seller and related to a Business. The execution of this Agreement would not reasonably be expected to result in the release of any material Source Code owned by Seller from or into escrow.

(v)            No one has in writing or, to Seller’s Knowledge, orally, asserted or threatened to assert any claim against Seller under or based upon any contractual obligation or warranty provided by or on behalf of Seller, including with respect to any Target Products.

(e)           Privacy; Security Measures.

(i)              Privacy. Seller has complied in all material respects with all applicable privacy, data processing, data security, or marketing Laws, contractual obligations and applicable published privacy policies, and has taken commercially reasonable and appropriate measures to protect and maintain the confidential nature of Personal Information. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will comply with all applicable Law relating to privacy, data processing, data security, or marketing and with Seller’s internal and published privacy policies. Seller has never received a written complaint regarding its collection, use or disclosure of Personal Information and there is no reason to expect any such complaint is forthcoming. Seller has not received any communications from or, to Seller’s Knowledge, been the subject of any investigation by, the Federal Trade Commission, a data protection authority, or any other Governmental Authority regarding its acquisition, use, disclosure or other processing of any Personal Information in connection with any Business. Without limiting the foregoing, each Business has at all times entered into and maintained appropriate contractual agreements with all vendors, processors, and other third parties that process any Personal Information or other data for or on behalf of such Business, that comply with all Laws and contractual requirements or terms of use to which such Business is or was a party or otherwise bound.

(ii)            Security Measures. Seller has implemented and maintained, consistent with commercially reasonable practices and its contractual and other obligations to other Persons, security measures and policies designed to reasonably protect all computers, networks, software and systems used in connection with the operation of each Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. Each Business maintains industry standard disaster recovery and security plans and procedures relating to Information Systems. To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of any of the Information Systems, or of any Personal Information controlled, held or processed by Seller or any Person on its behalf (a “Data Breach”), and Seller has no reason to believe a Data Breach has occurred.

Section 3.7           Brokers and Finders. Seller has not employed any broker, finder or investment banker or incurred any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.8          Absence of Certain Changes. Except as set forth on Section 3.8 of the Disclosure Schedule or as expressly required by this Agreement, since June 30, 2023 through the date hereof, there has not occurred:

(a)           capital expenditure in excess of $100,000 made with respect to any Business;

(b)           any acquisition, sale or transfer of any material asset or cancellation of any material debt or claim of Seller used in any Business other than in the ordinary course of business and consistent with past practice;

(c)           any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) of any Business or any material revaluation by Seller of any of its assets related to any Business, except as required by any change in applicable Law or GAAP;

(d)          any Material Contract entered into by Seller related to any Business, other than Material Contracts that are listed in Section 3.14 of the Disclosure Schedule;

(e)           any material amendment, modification or termination of, material default or grant of a waiver under, or material consent given with respect to any Material Contract (or any Contract that would be a Material Contract had it been in effect as of the Closing) to which Seller is a party or by which it is bound;

(f)            any amendment or change to the organizational documents of Seller;

(g)          any increase in or modification of the compensation or benefits payable or to become payable by Seller to any employees of any Business in excess of $50,000, other than as required by the terms of any Contract between Seller and any employee or as otherwise, or any adoption, termination or amendment to any Seller Employee Plan;

(h)           with respect to any Business, (i) any borrowing of any amount or incurring of any Liability or (ii) any mortgage, pledge or imposition of any Encumbrance with respect to the Purchased Assets; and

(i)            any agreement to do any of the foregoing.

Section 3.9            Financial Statements.

(a)           Section 3.9(a) of the Disclosure Schedule sets forth correct and complete copies of the consolidated balance sheets of Seller for the years ended September 30, 2021 and September 30, 2022, and for the nine (9) month period ending June 30, 2023, and the related statements of income, shareholders’ equity and cash flows for the period then ended (together, the “Financial Statements”).

(b)          Except as set forth on Section 3.9(b) of the Disclosure Schedule, (i) the Financial Statements present fairly, in all material respects, the financial position, results of operations and members’ equity of Seller at the dates and for the time periods indicated and have been prepared by the management of Seller in accordance with GAAP, consistently applied throughout the periods indicated. The Financial Statements were derived from the books and records of Seller. Except as set forth in the SEC Documents, there are no significant deficiencies or material weaknesses in the design or operation of Seller’s internal controls that adversely affect the ability of Seller to record, process, summarize and report financial information related to any Business or the Purchased Assets. Except as set forth in the SEC Documents, there has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of Seller or otherwise relates to any Business or the Purchased Assets.

(c)           All accounts and notes receivable of Seller and its Affiliates related to, or arising from, the operation of each Business have arisen from bona fide transactions. None of the accounts or the notes receivable of Seller or its Affiliates reflected in the Financial Statements related to, or arising from, the operation of any Business (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(d)          All accounts payable of Seller and its Affiliates reflected in the Financial Statements or arising after the date thereof related to, or arising from, the operation of each Business are the result of bona fide transactions and have been paid or are not yet due and payable.

Section 3.10          Absence of Undisclosed Liabilities; Product Warranty; Product Liability.

(a)           Seller has no Liabilities relating to any Business other than (i) Liabilities set forth in the Financial Statements, (ii) Liabilities that have arisen since the date of the Financial Statements in the ordinary course of business, (iii) Liabilities arising from or related to the Last Time Buy and (iv) Liabilities incurred solely as a result of any action expressly required to be taken by the terms of this Agreement.

(b)          Each Target Product manufactured, sold or delivered by Seller or any of its Affiliates in conducting any Business has been in conformity with all product specifications and all express and implied warranties and all applicable Laws, in all material respects. Except as set forth in Section 3.10(b) of the Disclosure Schedule, neither Seller nor any of its Affiliates has any material Liability for replacement or repair of any such Target Products or other damages in connection therewith or any other material customer or product obligations not reserved against on the Financial Statements.

(c)          Neither Seller nor any of its Affiliates has a material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Target Product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Seller or any of its Affiliates. Neither Seller nor any of its Affiliates has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller or any of its Affiliates with respect to Target Products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of Seller or any of its Affiliates in any material respect.

Section 3.11         Litigation. There is, and in the past three (3) years has been, no Proceeding pending, or threatened by or, to Seller’s Knowledge, threatened, against Seller in connection with the Purchased Assets, any Business or any of Seller’s properties used in any Business, nor is there any reasonable basis therefor. There is no Proceeding pending or, to Seller’s Knowledge, threatened, by or against any current or former officer or director of Seller (a) in their capacities as such, or (b) potentially affecting any Business or the Purchased Assets, nor is there any reasonable basis therefor. There is no injunction, judgment, decree or order against Seller or any of its Purchased Assets or other properties used in any Business.

Section 3.12          Restriction on Businesses Activities. There is no injunction, judgment, decree or order by any Governmental Authority upon Seller or any of its Affiliates that has, or could reasonably be expected to have, the effect of prohibiting or impairing any current business practice of any Business, any acquisition of property by Seller or the conduct of any Business as currently conducted, as of the date hereof.

Section 3.13         Related Party Transaction. No Contracts or arrangements related to the Businesses exist among Seller, on one hand, and any Affiliates of Seller, on the other hand. Except as disclosed on Section 3.13 of the Disclosure Schedule, in the three (3) years prior to the Closing, there has not been any (a) accrual of Liability or incurrence of a material obligation by Seller to any Affiliates; (b) any payment of dividends or other payments of cash or property by Seller to any Affiliates or any action that would result in any such payment of dividends or other payment or transfer of cash or property; or (c) incurrence of any legal or financial obligation by Seller to any Affiliates, in each case related to the Businesses. To Seller’s Knowledge, no officer, director, or manager of Seller or any of Seller’s Affiliates (including any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such directors, officers or managers, has any direct or indirect interest in any Purchased Asset or any property, asset, or right used by Seller that is necessary for the Businesses.

Section 3.14          Material Contracts.

(a)          Other than (i) the Seller Employee Plans and any employment agreement, offer letter or independent contractor agreement, (ii) Contracts for the sale of Target Products in the ordinary course of business consistent with past practice pursuant to Seller’s standard form(s) of sales contract used in any Business and attached to Section 3.14(a) of the Disclosure Schedule (“Standard Sales Contracts”) and (iii) this Agreement and the Ancillary Agreements, all Material Contracts of Seller are listed in Section 3.14(d) of the Disclosure Schedule.

(b)          With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Seller and, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing in all material respects; (iii) except as set forth on Section 3.14(b)(iii) of the Disclosure Schedule, neither Seller nor, to Seller’s Knowledge, any other party to such Material Contract is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute a breach or default in any material respect by Seller, or to Seller’s Knowledge, by any such other party, or permit termination, modification, acceleration, or other adverse consequences under such Material Contract; and (iv) Seller has made available to Buyer a true, correct and complete copy of such Material Contract (including any amendments thereto).

(c)          To Seller’s Knowledge, Seller is not a party to any Material Contract that is an oral contract or other legally-binding unwritten arrangement.

(d)          “Material Contract” shall mean any Contract or commitment in connection with any Business to which Seller is a party and which contains any continuing legal obligations or has any continuing legal effect pertaining to any Business, the Purchased Assets or the Assumed Liabilities and:

(i)              with expected future receipts or expenditures in excess of $100,000;

(ii)             requiring Seller to indemnify any Person (other than indemnification provisions in Standard Sales Contracts or otherwise arising in the ordinary course);

(iii)            granting any exclusive rights to any party, including any right of first refusal or first offer;

(iv)          evidencing indebtedness for borrowed or loaned money that is still outstanding, or which relates to any Encumbrance on the Purchased Assets, including outstanding guarantees of indebtedness, other than trade debt incurred in the ordinary course of business;

(v)             relates to any partnership or joint venture;

(vi)            restricts the ability of Seller or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or market, or not to solicit or hire any Person, in each case, with respect to any Business;

(vii)           is a collective bargaining agreement or other labor union Contract;

(viii)          is a Government Contract;

(ix)             relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)             relates to settlement or resolution of any actual or threatened Proceeding under which there are outstanding obligations;

(xi)            to which any Affiliate, director, or shareholder of Seller is party;

(xii)            relates to the lease of any real property, equipment or other personal property used primarily in any Business; or

(xiii)           containing a “most favored nation” pricing agreement, consignment arrangements or similar understandings with a customer or supplier.

Section 3.15          Inventory. The Inventory were acquired and maintained in the ordinary course of business, are of good and merchantable quality and consist of items of a quantity and quality usable or salable in the ordinary course of business in all material respects, subject to appropriate and adequate allowances on the Financial Statements. No Inventory is held on consignment, or otherwise, by any Person other than Seller or pursuant to a Material Contract, and all such Inventory is free and clear of all Encumbrances (other than any Encumbrances arising pursuant to a Material Contract). Seller has used commercially reasonable efforts to continue to replenish Inventories in a normal and customary manner consistent with past practices. Seller has not received written or, to Seller’s Knowledge oral, notice that it will experience any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of Target Products. The values at which inventories used in each Business are carried reflect the inventory valuation policy of Seller in all material respects, which policy is consistent with Seller’s past practice and in accordance with GAAP. Seller has no unrecorded Liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other customers. Adequate provision has been made on the Financial Statements, in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate in all material respects to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

Section 3.16          Customers and Suppliers.

(a)          Section 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers of the Businesses as a whole (based on the dollar amount of sales to such customers) for the fiscal year ended September 30, 2022 (“Material Customers”). Except with respect to purchases and sales orders related to the Last Time Buy, all purchase and sale orders and other commitments for purchases and sales made by Seller or in connection with any Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any customer or any of its representatives other than payments to such customers or their representatives for the payment of the invoiced price of goods sold in the ordinary course of business.

(b)         Section 3.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers of the Businesses as a whole (based on the dollar amount of purchases from such suppliers) for the fiscal year ended September 30, 2022 (“Material Suppliers”). As of the date hereof, except as set forth on Section 3.16(b) of the Disclosure Schedule, Seller has not received any written or, to Seller’s Knowledge oral, notice that any Material Supplier has ceased or will cease to do business with Seller, or has reduced, or will reduce, the volume of its business with Seller and, to Seller’s Knowledge, no Material Supplier plans to cease or reduce the volume of its business with Seller.

Section 3.17          Taxes.

(a)           Tax Returns; Tax Payments. Seller has timely filed all Tax Returns and timely paid all Taxes (whether or not shown as due on a Tax Return) to the appropriate Governmental Authority the non-filing or non-payment of which (i) could result in an Encumbrance on any of the Purchased Assets, (ii) could result in Buyer becoming responsible or liable therefor either directly or as a successor or transferee, or (iii) could have an adverse effect on Buyer’s ability to conduct any Business. All Tax Returns are true, correct and complete in all material respects and have been completed in accordance with the past practices of each Business and applicable Law.

(b)           Withholding; Miscellaneous. All Taxes that Seller was required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authorities and Seller has complied with all Tax information reporting requirements, including maintenance of required records with respect thereto, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed and provided to the appropriate payee. None of the Purchased Assets is a Tax allocation, sharing, indemnification, or similar Contract. There is no material dispute or claim concerning any Tax of Seller related to any Business that has been claimed or raised by any Governmental Authority in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of the operation of any Business in that jurisdiction nor, to Seller’s Knowledge, is there any factual or legal basis for any such claim. None of the Purchased Assets are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.

Section 3.18          Employee Benefit Plans.

(a)           Section 3.18 of the Disclosure Schedule contains a true, correct and complete list of each Seller Employee Plan. At no time has Seller or any ERISA Affiliate been a party to or maintained, sponsored, contributed to or been obligated to contribute to, or had any Liability with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) retiree medical or retiree life insurance arrangement, (iv) “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) or (v) “multiple employer plan” (as described in Section 413 of the Code or Section 210(a) of ERISA). None of the Seller Employee Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b)          Copies of the following materials have been delivered or made available to Buyer: (i) all plan documents for each Seller Employee Plan or, in the case of an unwritten Seller Employee Plan, a written description thereof; (ii) the most recent determination or opinion letter from the IRS with respect to any of the Seller Employee Plans; (iii) all summary plan descriptions; (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Seller Employee Plan; and (v) any other documents, forms or other instruments relating to any Seller Employee Plan reasonably requested by Buyer.

(c)           Each of the Seller Employee Plans has been established, maintained, operated, and administered in compliance in all material respects with its terms and conditions and any related documents or agreements and with the Laws applicable to such Seller Employee Plan. Each Seller Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code is a prototype or volume submitter plan that is pre-approved by the IRS and covered by a currently-effective favorable IRS opinion or advisory letter and nothing has occurred and no circumstance exists that could be reasonably expected to adversely affect the qualified status of such Seller Employee Plan.

(d)          With respect to each group health plan benefiting any current or former employee of any Business that is subject to Section 4980B of the Code, Seller and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(e)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Business Employee or other Person to severance, retention or change in control or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Seller Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Seller Employee Plan. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Seller or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Seller Employee Plan could reasonably be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 3.19          Employees and Consultants.

(a)           Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the names of all (i) Business Employees, and (ii) independent contractors and consultants of Seller or any Affiliate of Seller primarily providing services to or for the benefit of any Business, as well as, to the extent applicable, each such Person’s (A) base salary, hourly wage rate, or other rate of compensation, (B) full or part-time status, (C) location of employment or engagement (including state and country, as applicable), (D) exempt status, if applicable (E) current position or title, (F) status as active or on a leave of absence and a description of any such leave of absence, including identifying any such Person that is on short-term disability or long-term disability, (G) 2023 target annual bonus or other target cash incentive compensation arrangements, if applicable, (H) eligibility for commissions, and (I) employer or entity to which services are provided.

(b)           There are no Proceedings pending, threatened or reasonably expected, between Seller or any Affiliate of Seller, on the one hand, and any Business Employee, consultant or independent contractors performing services primarily on behalf of any Business, on the other hand, including any such claims initiated by a Governmental Authority. There are no claims related to any Business pending, threatened or reasonably expected, against Seller under any workers’ compensation or long-term disability plan or policy that are not reasonably expected to be fully offset by insurance. Neither Seller nor any Affiliate of Seller is party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or collective group, and to Seller’s Knowledge, there are no activities or proceedings of any labor union, works council, employee representative or other labor organization or collective group to organize its employees. Seller has provided all Business Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, as of the date hereof, and Seller has provided all consultants and independent contractors performing services primarily on behalf of any Business with all fees that have become due and payable as of the date hereof. All Business Employees are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason.

(c)          Seller is in compliance in all material respects with all applicable Laws respecting or relating to, employment practices, labor, contractor labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, worker classification and wage and hour, leave, workers’ compensation, immigration and work authorization, maintenance of employee records, payment of employee income taxes, social security contributions, gratuity payments and provident fund contributions, and collective bargaining as well as Laws prohibiting discrimination, harassment, and retaliation. Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts and statutory funding required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. With respect to each Person set forth on Section 3.19 of the Disclosure Schedule, Seller and each Affiliate of Seller has accurately classified such individual in all respects as an employee, independent contractor, or otherwise under any and all applicable Laws, and each such individual classified as an employee has been properly classified as exempt or nonexempt under any and all applicable Laws. Seller and its Affiliates have not, any time within the twelve (12) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that could create any obligations upon, or liabilities for Buyer under the WARN Act or similar state and local laws.

Section 3.20          Compliance with Laws. Except as set forth in Section 3.20 of the Disclosure Schedule, Seller is in compliance in all material respects with all Laws and is not in violation of any Law with respect to any Business. Except as set forth in Section 3.20 of the Disclosure Schedule, Seller has not received any written or, to Seller’s Knowledge, oral notification or communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under, any applicable Law with respect to any Business. In the three (3) years prior to the Closing there have been no recalls or voluntary withdrawals of Target Products.

Section 3.21         Permits. Section 3.21 of the Disclosure Schedule sets forth a true, correct and complete list and description of all material Permits, including the expiration date of such Permits, issued to or held by Seller and used in the conduct of any Business. Seller is in compliance with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to Seller’s Knowledge, threatened termination, expiration, revocation, or modification of any such Permits, and no event has occurred or circumstances exist that would give rise to or serve as a basis for such termination, expiration, revocation, or modification. Other than the Permits set forth on Section 3.21 of the Disclosure Schedule, there are no other material Permits that are necessary or required for the conduct of any Business or the ownership or use of the Purchased Assets as currently conducted or used. Seller has not received any written, or to Seller’s Knowledge, oral notice from any Governmental Authority or other Person that any of the properties, facilities, equipment, operations or business procedures or practices of Seller with respect to the Purchased Assets fails to comply in any material respect with any such Permit.

Section 3.22         Foreign Corrupt Practices Act and Anti-Bribery Laws. Neither Seller nor, to Seller’s Knowledge, any manager, director, officer or employee, agent, or representative acting on behalf of Seller, in each case, as related to the operation of any Business, has directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-bribery, anti-corruption or money laundering Law and any rules or regulations thereunder applicable to any Business, or (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.23          Import and Export.

(a)          Seller is in compliance with: (i) all applicable sanctions Laws, including, without limitation, the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); (ii) all applicable export control Laws, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”) and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (iii) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury. Neither Seller nor any of its respective directors, managers, officers, or employees, nor any Person acting at the direction of Seller has been or is designated on, or is owned or controlled by any party that has been or is designated on OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, and the Debarred List maintained by the U.S. Department of State.

(b)          With respect to any Business, Seller is in compliance with all applicable customs and import Laws, including, without limitation, the Tariff Act of 1930, as amended, and the Laws, regulations and programs administered or enforced by Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies. With respect to any Business, Seller has not committed any violation of applicable customs and import Laws and there are no unresolved questions or claims concerning any liability of Seller with respect to any such Laws. Without limiting the foregoing, Seller has not submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry with respect to any Business involving or otherwise relating to any alleged or actual violation of applicable customs and import Laws.

Section 3.24        No Other Representations. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (INCLUDING IN THE DISCLOSURE SCHEDULE), ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY AGREEMENTS, NONE OF SELLER OR ANY OTHER PERSON MAKES, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO ANY BUSINESS AND AFFAIRS THAT HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OF BUYER’S REPRESENTATIVES OR IN ANY PRESENTATION OF ANY BUSINESS BY THE MANAGEMENT OF SELLER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY BUYER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (INCLUDING IN THE DISCLOSURE SCHEDULE), ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SELLER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY BUYER OR AFFILIATE OF BUYER IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3.24 SHALL RESTRICT OR PROHIBIT ANY CLAIM ARISING OUT OF FRAUD (AS DEFINED HEREIN) AS SET FORTH HEREIN.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1            Organization and Authority of Buyer. Buyer has been duly incorporated or formed, is validly existing and is in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite corporate or other entity power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Buyer has the full corporate or other entity power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Bankruptcy Exceptions, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

Section 4.2           No Conflict. Neither the execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party, nor compliance by Buyer with the terms and provisions of this Agreement and each such Ancillary Agreement will (a) violate any provision of the certificate of incorporation or bylaws or other similar organizational document of Buyer, (b) violate any Law or any injunction, order or decree of any Governmental Authority to which Buyer is subject, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law, injunction, order or decree of any Governmental Authority, or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material contract, or result in the creation of any Encumbrance on any assets of Buyer, in each case that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.3           Consents. Assuming the accuracy of the representations contained in Section 3.2 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Authority, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for any required filings under the Exchange Act.

Section 4.4            Litigation. There are no actions, suits or proceedings pending or overtly threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5            Financing. Buyer has, or will have prior to the Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

Section 4.6            Independent Investigation. Buyer has conducted an independent investigation of each Business and Seller’s business operations, assets, liabilities, results of operations and financial condition in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in Article III of this Agreement (including the Disclosure Schedule), any certificates required to be delivered in connection with the Closing and the representations and warranties of Seller explicitly set forth in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 4.6 shall restrict or impair any claim arising out of Fraud as set forth herein.

Section 4.7           Brokers and Finders. Buyer has not employed any broker, finder or investment banker or incurred any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.8          No Other Representations. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY AGREEMENTS, NONE OF BUYER OR ANY OTHER PERSON MAKES, AND BUYER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS THAT HAVE BEEN MADE AVAILABLE TO SELLER OR ANY OF SELLER’S REPRESENTATIVES OR IN ANY PRESENTATION OF ANY BUSINESS BY THE MANAGEMENT OF BUYER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SELLER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY BUYER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF BUYER OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SELLER OR AFFILIATE OF SELLER IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V

CERTAIN COVENANTS OF SELLER AND BUYER

Section 5.1            Books and Records.

(a)           For a period of three (3) years after the Closing Date, Seller hereby agrees to retain all financial records and other books and records in each case to the extent specifically related to the Businesses and to make the same available after the Closing Date for inspection and copying by Buyer or its agents, at Buyer’s expense and upon reasonable request.

(b)          Following the Closing Date, Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not divulge to any third party any Business Confidential Information except for disclosures subject to comparable confidentiality restrictions for the purpose of or in support of Seller’s exercise of its retained rights under the Agreement and Ancillary Agreements; provided, however, that the foregoing restrictions shall not apply to disclosures made by Seller or any of its Affiliates (i) only to the extent necessary to comply with any Law (provided Seller shall notify Buyer in writing in advance of such disclosure, if legally permissible and reasonably possible, so that Buyer or its Affiliates may seek a protective order or other appropriate remedy and Seller shall reasonably cooperate with Buyer or its Affiliates in connection therewith) or (ii) with respect to (A) litigation or potential litigation, (B) the making of, or defense against, a claim for indemnification, and (C) the performance under this Agreement and the Ancillary Agreements.

Section 5.2           Further Assurances. Following the Closing, and subject to the other terms and conditions herein, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents or take any other actions reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder and consummate the transactions contemplated hereby. Further, following the Closing, Seller will use commercially reasonable efforts, at Seller’s sole cost and expense, to enforce all rights under any restrictive covenant, confidentiality, non-disclosure or invention assignment Contract to the extent related to the operation or protection of any Business, or the use of the Purchased Assets, in the event such Contract is not included in the Purchased Assets; provided, however, that the foregoing shall not require Seller to take any action that would have a material impact on any relationships with customers, suppliers or other third parties nor shall it require Seller to initiate or participate in any litigation or legal proceedings.

Section 5.3            Restrictive Covenants.

(a)          Seller agrees that, beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Restrictive Period”), neither Seller nor any of its Controlled Affiliates shall, directly or indirectly, engage with, manage, operate, have any ownership interest in any Person that engages in, manages or operates a business that is competitive with any Business or competes directly for customers of any Business, in each case, with respect to a Business, anywhere in the world; provided, however, that it shall not be a violation of this Section 5.3(a) for Seller or any of its Controlled Affiliates (A) to own, directly or indirectly, solely as an investment, securities of any publicly traded Person if Seller or any of its Controlled Affiliates (1) is not a controlling Person or a member of a group that controls such Person and (2) does not, directly or indirectly, own more than 2% or more of the voting securities of such Person, (B) to perform the activities contemplated by the Ancillary Agreements or (C) to sell chips, wafers, or dies to any Person.

(b)          During the Restrictive Period, Seller agrees that it shall not, and shall cause its Controlled Affiliates and its and their respective officers, directors, employees and agents (if acting on behalf of Seller or its Controlled Affiliates) not to, directly or indirectly, in any manner, hire, engage, recruit, employ, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Business Employee, to the extent such employee is involved in any Business, or induce or attempt to induce any such employee to leave his or her employment with Buyer or Buyer’s Affiliates; provided, however, that the foregoing shall not prohibit Seller its controlled Affiliates or any of their respective officers, directors employees or agents from (i) engaging in general solicitations of employees not specifically targeted at the employees of Buyer, (ii) employing any Person pursuant to a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically targeted toward Business Employees, (iii) employing any former employee of Buyer who was terminated by Buyer or who voluntarily departed employment with Buyer at least six (6) months prior to being employed by Seller or its Controlled Affiliates, or (iv) employing or engaging any former agent of the Buyer.

(c)          If any provision contained in this Section 5.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.3. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.3 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

Section 5.4            Tax Matters.

(a)          Any property and ad valorem or similar Taxes on the Purchased Assets for any Straddle Period shall be prorated based upon the actual number of days in such Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand. Seller shall be allocated and bear all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, ending on or prior to the Closing Date. Buyer shall be allocated and bear all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, beginning after the Closing Date. The proration of such Taxes shall be based upon the assessed valuation and Tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the Tax period in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such property or for the Tax rate) for the Tax period in which the Closing occurs are not available at the Closing Date, the proration shall be made using the estimated Taxes for the Tax period in which the Closing occurs. Within thirty (30) days after receipt of the current year’s final Tax or assessment bill for the Purchased Assets, Buyer or Seller shall deliver a copy to the other Party and Buyer shall refund to Seller any amount overpaid by Seller, or Seller shall pay to Buyer the amount of any deficiency in the proration.

(b)          Seller and Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, determining a Liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of Seller and Buyer shall make themselves (and their respective employees during normal business hours) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

Section 5.5            Termination of Transactions with Affiliates. Effective as of the Effective Time, except (a) as otherwise provided herein and (b) for the Ancillary Agreements, Seller has taken all necessary actions, and caused all contracts, commitments, transactions, Liabilities or obligations between the Seller and any of its Affiliates, to the extent specifically related to the Business, to be terminated and cancelled without any further Liability.

Section 5.6           Acquired Subsidiaries. Seller and Buyer shall take or cause to be taken all such action as may be reasonably required to execute, deliver and file, or cause to be executed, delivered and filed, all such documentation as may be required to effectuate the transfer of all of the equity interests of each Acquired Subsidiary to Buyer upon the EMCORE Hong Kong Closing and thereafter.

Section 5.7            Publicity. Other than the Current Report on Form 8-K which Seller expects to file with the Securities Exchange Commission in respect of the transactions contemplated by this Agreement (a draft of which Seller shall provide Buyer with reasonable opportunity to review and comment on and Seller shall reasonably consider any comments timely provided by Buyer), neither Seller nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, or disclose or otherwise make available to the public terms of this Agreement or any Ancillary Agreement, without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Seller or Buyer, as applicable, disclosure is (i) otherwise required by applicable Law or by the applicable rules of any stock exchange on which such Party or its Affiliates lists securities or (ii) repetitive of disclosure set forth in the Current Report on Form 8-K; provided, however, that, to the extent required by applicable Law, the Party or Parties intending to make such release shall, as permitted by applicable Law, consult with the other Party or Parties with respect to the timing and content thereof. Nothing in this Section 5.7 will restrict (i) Buyer’s or any of its Affiliates’ ability to disclose information to Buyer’s, or any of its Affiliates’, lenders, direct or indirect investors, or prospective lenders or investors and (ii) the Seller’s ability to disclose any information with respect to this Agreement and the transactions contemplated hereby pursuant to the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, each, as amended, including in connection with any disclosure that may be from time to time required with respect to an offering, sale or issuance of Company securities.

Section 5.8            Wrong Pocket Assets.

(a)          Subject to Section 2.8, if any Purchased Asset remains vested in or in the possession of Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Purchased Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid full consideration for all Purchased Assets). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that there are any Purchased Assets in its possession or control or that of any Affiliate of Seller.

(b)          If any Excluded Asset is vested in or in possession of Buyer or any of its Affiliates following Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset). Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that there are any Excluded Assets in its possession or control or that of any Affiliate of Buyer.

Section 5.9            Employees and Employment Benefit Matters.

(a)           At or prior to the Closing, Buyer shall make offers of employment the Business Employees listed on Section 5.9(a) of the Disclosure Schedule (any such Business Employee who accepts an offer for post-Closing employment, a “Transferred Employee”), and Seller shall seek resignations from, or otherwise terminate, all Transferred Employees who have accepted an offer of employment from Buyer prior to the Closing. Each offer of employment to a Transferred Employee shall provide for the level of base salary at least equal to the level of base salary or base compensation provided to such Transferred Employee immediately prior to the Effective Time.

(b)          With respect to any 401(k) plan or health and welfare plan maintained by Buyer in which any Transferred Employee will participate, Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to give the Transferred Employee service credit for all periods of employment with Seller prior to the Closing Date, to the same extent as service credit was given by Seller immediately prior to the Closing Date, for purposes of vesting and eligibility to participate; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) Seller does not provide Buyer with the necessary information or documentation to enable Buyer to provide such credit. Further, for purposes of clarity, in no event will any service credit be provided for any retiree medical, severance, or defined benefit pension plan accruals. Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the Seller Employee Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs, in each case provided that Seller provides Buyer with the necessary information or documentation to enable Buyer to do so.

(c)          Seller shall bear any costs related to any claims made by any Transferred Employee for any severance payments and benefits (including the employer portion of any employment Taxes) arising out of or in connection with Buyer's failure to make offers of employment to any Business Employee in accordance with this Agreement.

(d)           The provisions of this Section 5.9 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Seller, Buyer, or any of their respective Affiliates. Notwithstanding anything in this Section 5.9 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Seller Employee Plan maintained, or any employee benefit plan maintained by Buyer. Nothing contained herein shall be construed as requiring Buyer to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

Section 5.10         Fastrain Manufacturing Agreement. At or prior to the Closing, following assignment of the Fastrain Manufacturing Agreement to Buyer (and assumption of Seller’s obligations thereunder by Buyer), if (x) Buyer fails to meet any obligation under Sections 5.8(a) or 5.8(c) of the Fastrain Manufacturing Agreement (the “Equipment Depreciation Obligations”), Fastrain seeks payment of any such obligations from Seller, and Buyer does not cure such failure within 15 days after written notice thereof, or (y) Seller must make any payment to Fastrain pursuant to the Limited Guarantee, then (a) Buyer shall immediately transfer and assign the Assigned Patents to Seller, including signing all papers needed to effectuate such transfer and assignment, and (b) Buyer shall immediately transfer and assign to Seller all other Intellectual Property Rights (including without limitation all Trade Secrets, know-how and information necessary to continue to perform the business associated with the Fastrain Manufacturing Agreement) acquired by Buyer in the Transaction.

Section 5.11         Change of Name. As promptly as practicable after Closing, but in no event later than 30 days after EMCORE Hong Kong Closing, Buyer shall cause the organizational documents of each of the Acquired Subsidiaries to be amended and take all other actions necessary to change the name of each Acquired Subsidiary to remove “Emcore” from the name of each Acquired Subsidiary and change the name to one sufficiently dissimilar to Seller’s present name and any trade names or product names used by Seller during the 12 months prior to Closing to avoid any confusion.

Section 5.12          Seller Trade Names. As promptly as practicable after Closing, Buyer shall amend or terminate (as appropriate) any assumed name or d/b/a filings to eliminate Seller’s use of the following or similar name: “Emcore” (the “Seller Trade Name”).

Section 5.13          Acquired Subsidiaries. As promptly as practicable after EMCORE Hong Kong Closing, Buyer shall pay the bonus amounts set forth on Section 5.13 of the Disclosure Schedule together with all Taxes related thereto.

ARTICLE VI
 SURVIVAL AND INDEMNIFICATION

Section 6.1            Survival.

(a)          Except for Section 3.24 and Section 4.8 and claims of Fraud (each of which survive until the expiration of the applicable statute of limitations), none of the representations and warranties contained in this Agreement shall survive the Closing Date. The covenants contained in this Agreement which relate to the performance of obligations on or after the Closing and each other agreement set forth herein shall survive the Closing indefinitely. The covenants contained in this Agreement which relate to the performance of obligations prior to the Closing shall not survive the Closing Date. No action or claim for Losses resulting from the breach of, or inaccuracy in, any representation or warranty shall be brought or made after the Closing Date; provided, that any claims asserted in good faith and in writing prior to such expiration date shall not thereafter be time-barred, and such claims shall survive until resolved in accordance with this Article VI.

Section 6.2            Indemnification.

(a)           From and after the Closing Date and subject to the other limitations set forth in this Article VI, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates and any of their respective directors, officers, employees, stockholders, agents, successors and permitted assigns (collectively, the “Buyer Parties”) against and in respect of any and all losses, claims, damages, Liabilities, fines, fees, assessments, penalties, judgments, settlements, costs and expenses, including reasonable and documented legal fees and expenses (collectively, “Losses”), resulting or arising from or otherwise relating to:

(i)	any non-performance, non-fulfillment or other breach of any covenant of Seller set forth in this Agreement which relate to the performance of obligations on or after the Closing or any Ancillary Agreement;

(ii)	any Excluded Liability;

(iii)	any Excluded Asset;

(iv)	pre-Closing Taxes of Seller and the Assumed Subsidiaries; and

(v)	Fraud by Seller or any of the individuals set forth in the definition of “Seller’s Knowledge”.

(b)          From and after the Closing Date and subject to the other limitations set forth in this Article VI, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and any of its directors, officers, employees, stockholders, agents, successors and permitted assigns (collectively, the “Seller Parties”) against and in respect of any and all Losses resulting or arising from or otherwise relating to:

(i)	any non-performance, non-fulfillment or other breach of any covenant of Buyer set forth in this Agreement which relate to the performance of obligations on or after the Closing or any Ancillary Agreement;

(ii)	any Assumed Liability;

(iii)	the ownership or use of any Purchased Asset from and after the Closing;

(iv)	any Liabilities (other than any matter to the extent indemnification is expressly provided for pursuant to Section 6.2(a) above) to the extent arising out of or relating to the operation of the Businesses from and after the Closing;

(v)	Buyer’s failure to meet any purchase obligations under the Fastrain Manufacturing Agreement; and

(vi)	any amounts owed to the Fastrain Parties by Seller pursuant to the Limited Guarantee.

Section 6.3            Method of Asserting Claims. All claims for indemnification by any Indemnified Party hereunder involving a Third Party Claim shall be asserted and resolved as set forth in this Section 6.3. If an Indemnified Party wishes to assert a claim against an Indemnifying Party hereunder in respect of any claim or demand asserted or sought to be collected by a Person who is not a Party or an Affiliate of a Party (each, a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such Third Party Claim, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially adversely prejudiced the Indemnifying Party (and then only to the extent of such material adverse prejudice). The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim; provided, that if the Indemnifying Party elects to defend the Indemnified Party, the Indemnifying Party shall first acknowledge in writing without qualification its indemnification obligation with respect to such Third Party Claim; provided, further, that the Indemnifying Party shall not have the right to assume or continue the defense of any Third Party Claim (and costs and expenses incurred by Indemnified Party in such defense shall be paid by the Indemnifying Party) if (a) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, or (b) if such claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VI. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim, except as otherwise provided herein, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, and to employ separate counsel of its choosing, it may do so at its sole cost and expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any such claim or demand on a basis: (i) that would result in the imposition of a consent order, injunction, decree or agreement that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof, (ii) that includes a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any subsidiary or Affiliate thereof, (iii) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party and its subsidiaries and Affiliates from all Liability with respect to the matters that are subject to such Third Party Claim, or (iv) that provides for any payment by the Indemnified Party or any subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party Claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party; provided, however, that no Indemnified Party shall be required to disclose any information to the Indemnifying Party or its representatives if such disclosure would give rise to a violation of Law (including antitrust or competition law issues) or that is otherwise subject to (and where disclosure would result in a loss of) attorney-client privilege, attorney work product protection or other similar privilege associated with such information. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall describe the Third Party Claim in reasonable detail in light of the circumstances then known.

Section 6.4            Limitations on Recovery

(a)           The amount of any Losses for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including premium adjustments). If the Indemnified Party or any Affiliate thereof actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party that were not taken into account under the immediately preceding sentence, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including premium adjustments). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor.

(b)          Each Indemnified Party shall take, and cause its Controlled Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 6.5            Exclusive Remedies; Sole Recourse. Except for claims arising out of Fraud, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI. The Indemnified Party is not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same Loss.

Section 6.6           No Set-Off. Neither Buyer nor Seller shall have any right to set-off any Losses (including indemnification obligations hereunder) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

Section 6.7           Adjustments to the Purchase Price. Any payments made pursuant to Section 6.2 shall be treated for all Tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

ARTICLE VII
MISCELLANEOUS

Section 7.1            Amendment and Modification. This Agreement may only be amended or modified in writing signed by Seller and Buyer.

Section 7.2           Waiver. Either Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument executed by the Party expressly granting such extension or waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.3            Construction. The Parties acknowledge that both Buyer and Seller participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the Party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the Parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the Parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 7.4            Expenses. Unless otherwise expressly provided herein or otherwise agreed in writing by the Parties, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section 7.5          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in the following sentence, this Agreement and the rights and Liabilities hereunder may not be assigned by any Party, whether by operation of law, sale of substantially all the assets of a Party, or otherwise. Buyer may assign or delegate its rights or Liabilities under this Agreement in whole or in part to (a) one or more Affiliates of Buyer, (b) any lender of Buyer or its Affiliates or (c) any acquiror of substantially all of the assets of Buyer; provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such Liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

Section 7.6          Entire Agreement; No Third Party Rights. Except as otherwise contemplated herein, this Agreement (including the Disclosure Schedule) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof; and (b) are not intended to confer upon any Person other than the Parties to this Agreement and with respect to the rights under Sections 6.2(a) and 6.2(b) only, the Buyer Parties and Seller Parties, respectively, and any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

Section 7.7           Counterparts; Electronic Delivery. This Agreement (including each of the Ancillary Agreements) and all agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in two or more counterparts and by email (including PDF attachment), each of which shall be deemed an original and all of which when taken together shall be considered one and the same instrument. Each Party hereby agrees that this Agreement may be executed and entered into electronically and that any electronic signature (as defined below), whether digital or encrypted, used by either Party is intended to authenticate this Agreement and to have the same legal force and effect as a manual signature. For purposes of this Section 7.7, the term “electronic signature” means any electronic symbol, designation or process attached to or logically associated with an agreement, document, instrument, record or contract and adopted by a Party with the intent to sign such agreement, document, instrument, record or contract (including through the use of DocuSign or similar software).

Section 7.8           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) (i) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (ii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid and return receipt requested (in the cases of (i) and (ii), so long as a copy is delivered via email as set forth in clause (b) promptly thereafter) or (b) when transmitted via electronic mail (so long as receipt is acknowledged). Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(a)           if to Seller, to:

EMCORE Corporation
2015 Chestnut Street

Alhambra, California 91803

Attention: General Counsel

e-mail:

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304-1115
Attention: James Masetti and Drew Simon-Rooke

e-mail:

(b)           if to Buyer, to:

Ortel LLC

2066 North Capital Ave. #9028

San Jose, CA 95132
Attention: Nat Mani, CEO
Email:

With a copy to:

Fox Rothschild LLP
747 Constitution Drive, Suite 100

P.O. Box 673

Exton, PA 199341
Attention: Terrence M. Kerwin
Email:

Section 7.9            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, the Ancillary Agreements and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Ancillary Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles that would result in the application of the Laws of any other jurisdiction.

(b)          The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware over all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Ancillary Agreement or as an inducement to enter into this Agreement) and each Party hereby irrevocably agrees that all claims in respect of any such dispute or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 7.8.

(d)          Each OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

Section 7.10          Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.11       Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). Each of the Parties acknowledges that the rights of each Party regarding the consummation of the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by either Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to seek enforcement of their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 7.12        Parent Guarantee. Parent shall cause Buyer to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Buyer in accordance with the terms of this Agreement. As a material inducement to the Seller’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Buyer of each of the covenants, obligations and undertakings required to be performed by Buyer under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Buyer shall also be deemed to be a breach or default of Parent, and, subject to the terms and limitations of this Agreement, the Seller shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Buyer in the first instance.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first above written.

SELLER:

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Name:	Jeffrey Rittichier
Title:	CEO

BUYER:

ORTEL LLC

By:	/s/ Nat Mani
Name:	Nat Mani
Title:	CEO

PARENT:

PHOTONICS FOUNDRIES, INC.

By:	/s/ Nat Mani
Name:	Nat Mani
Title:	CEO